Exhibit 10.14

MASTERCARD INTERNATIONAL
ANNUAL INCENTIVE COMPENSATION PLAN (AICP)
As Amended and Restated Effective January 1, 2005

Overview

The Annual Incentive Compensation Plan (AICP) rewards employees for successfully achieving performance goals that are in direct support of corporate and business unit/region goals. Incentive opportunity amounts vary depending upon position and market practices and are awarded annually, based on performance.

Criteria

The AICP is based on three basic measurement categories:

■	Overall MasterCard corporate performance

■	Business unit/region performance

■	Participant’s individual contribution

MasterCard performance is based on the delivery of three annual corporate objectives:

■	Implementing Corporate Strategy

■	Achieve Financial Targets

■	Enhancing Organizational Capabilities

Business unit/region performance is based on the achievement of pre-established goals defined in the annual business plan for each group that are directly linked to the corporate objectives.

To be considered for an award, participants must establish a set of aggressive individual performance objectives/goals (that are directly linked to their business unit/region goals) and deliver successful results. Pay out opportunities for all participants are funded based upon the achievement of corporate goals (50%) and business unit goals (50%)*. Individual awards vary significantly to recognize individual contributions. Along with demonstration of the MasterCard operating principles and related competencies (e.g., interpersonal, communication, leadership, knowledge, self-management, thinking, administrative and motivation), results will be the driver for earning an award. Awards are not guaranteed.

*EVP, or its equivalent level is 75% corporate, 25% business unit; CEO is 100% corporate.

Eligibility

MasterCard employees are eligible to participate in one annual incentive plan simultaneously (i.e., AICP, Sales Incentive Plan (SIP), MasterCard Advisors Incentive Plan (MAIP)).

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Incentive Pool Allotments

Corporate performance is determined by evaluating actual results versus established, measurable objectives. Annual corporate performance is determined by identifying how well MasterCard performed against each annual corporate objective. These results determine the size of the total incentive dollar pool.

Business unit/region performance results are also evaluated. The average of all business unit/region performance results will not exceed the total corporate performance results. These results determine how much of the total incentive dollar pool is allocated to each business unit/region.

Target AICP Opportunities

Target incentive opportunity percentages vary depending upon job and market practices. Each band can accommodate multiple target amounts. Once corporate and business unit performance is determined, target incentive opportunity percentages are used to determine funding levels and should not be interpreted as guaranteed payments to individuals. If MasterCard performance is higher or lower than target and business unit/region performance is higher or lower than target, the funded levels will be adjusted accordingly.

Jobs in Band	Target
A	20%+
B	20%+
C	10%, 15%, 20+%
D	3%, 5%, 10+%
E	2%, 3%, 5+%
F	2%, 3%, 5%
G	2%

Incentive Payouts

Once it has been determined that performance warrants an award, managers will use target percentages as a guideline when determining individual payouts; however, each target percentage has an associated range of opportunity that an individual can earn – from 0% of target up to a maximum of 200% of target.

Incentive payouts will vary significantly around the target. Senior management has the discretion to decline awarding an annual incentive, as appropriate. For example, if the employee performance has not met the minimum level of performance, management has the discretion to decline making an award. Depending on the level of performance achieved, an award may be made of up to 200% of target.

If the target is	The payout range is
20%	0% - 40%
15%	0% - 30%
10%	0% - 20%
5%	0% - 10%
3%	0% - 6%
2%	0% - 4%

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General Information

■	Eligible employees are not entitled to automatic payouts under the plan. To realize a payout, an employee must make a significant contribution; and, in terms of that contribution, successfully demonstrate MasterCard’s competencies. Generally, participants must earn at least a “Successful”, or its equivalent performance rating in order to be eligible to receive an incentive payout. An employee who receives a “Needs Improvement”, or its equivalent rating generally does not qualify for an award. However, MasterCard reserves the discretion to make an award in appropriate circumstances to an employee rated below “Successful”, or its equivalent. For example, if an employee who received a “Need Improvement” performance rating improves based on a specific time-bound action plan, an incentive can be awarded pending approval by the Business Unit Head and the Chief Administrative Officer.

■	Awards will be prorated on a quarterly basis for employees not in the AICP plan for the full calendar year. The proration schedule appears below:

Hire Hire Date (previous year)	Incentive Payout
January – March	100%
April – June	75%
July – September	50%
October – December	25%

An employee who has a career move into a new position that results in a higher incentive target will have his or her new incentive target prorated on a quarterly basis based on the date of the career move.

■	Any employee who resigns or whose employment is terminated for any reason prior to the date incentives are paid, is ineligible to receive an AICP award. If an employee has received notice of termination prior to the date an award is paid and has been offered a severance package in writing, and if such an employee would otherwise be eligible to receive an award under this plan, he or she will be required to sign an agreement and release in a form acceptable to MasterCard, in order to receive the award.

■	The Compensation Committee of the Board evaluates and determines MasterCard’s corporate performance. If corporate performance is below a threshold level of 50% of corporate goal attainment, incentives will not be paid. The Committee also approves the commensurate compensation recommendations for MasterCard executives.

■	The CEO will appraise business unit/region contributions toward achieving overall MasterCard goals.

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■	Senior management will appraise individual performance contributions toward the achievement of corporate and business unit/region goals and will have the discretion to adjust incentive awards.

■	Any employee who moves into a new position with a lesser target incentive opportunity will be grandfathered at their current incentive opportunity for the remainder of the calendar year.

■	MasterCard reserves the right to interpret the plans provisions at its sole discretion and to change or amend this policy at any time, for any reason.

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